Exhibit 99.1

STR HOLDINGS, INC. REPORTS FIRST QUARTER 2011 RESULTS

- Company continues to increase Solar sales in Asia -

- Reaffirms full-year guidance -

ENFIELD, Conn. — May 4, 2011 - STR Holdings, Inc. (NYSE: STRI) today announced financial and operating performance for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights:

•                  Consolidated net sales increased 16.5% to $92.9 million, from $79.8 million in the first quarter of 2010. Solar segment net sales increased 24.0% to $68.0 million, from $54.8 million in the first quarter of 2010;

•                  Solar gross margin improved 127 basis points sequentially as the Company continued to implement effective cost reduction measures and scale production; and

•                  Diluted EPS increased to $0.26 vs. $0.19 a year ago; non-GAAP diluted EPS increased to $0.33 vs. $0.31 a year ago.

Solar Segment

“Our year is off to a terrific start, with very solid performance by STR Solar,” said Dennis L. Jilot, Chairman, President and Chief Executive Officer. “Sales to our Asian customers again drove Solar’s results, increasing 4% sequentially, 34% year over year and now comprising 46% of our total Solar sales. We continue to win new customers in China, shipping our encapsulants to two new world-class Chinese solar module manufacturers during the first quarter, and we expect to ramp with them during the remainder of the year.”

Solar net sales for the quarter ended March 31, 2011, increased 24.0% to $68.0 million from $54.8 million in the first quarter of 2010. The increase in Solar net sales was driven by a 35% volume increase that was partially offset by an 8% price decline associated with contract renewals with our largest customers.

Mr. Jilot added, “During the first quarter, we were successful in renewing the supply contracts with our top 4 contractual relationship customers and are confident that all others due for renewal will be finalized shortly.”

When looking at units shipped, Solar’s first quarter 2011 performance was stronger than the net sales number indicates. Due to Solar’s continued growth in Asia, certain orders are being temporarily filled from the U.S. and Spain until the Company’s additional capacity planned in Malaysia is operational in the third quarter of 2011. As a result, certain of the Company’s shipments cannot be recognized as revenue until receipt at the customer destination in the second quarter. Looking at shipments, including those that the Company was unable to recognize as revenue in the first quarter, volume to Asia grew 79.7% year over year and 32.4% sequentially. Furthermore, global Solar shipments grew 47.9% year over year, and 10.6% sequentially.

Solar gross profit for the first quarter of 2011 was $28.3 million, increasing 21.1% year over year and 1.5% sequentially. Solar gross margin was 41.6%, an increase of 127 basis points sequentially.  The improvement was mainly the result of greater manufacturing efficiencies and increased scale at its Malaysian plant. The Company also received a $0.4 million benefit from the sale of off-specification raw material inventory that had been written off in the prior year.

“We improved our Solar gross margins sequentially by containing our ASP declines and improving our cost per square meter shipped. These strong results validate our efforts to improve the manufacturing process,” said Robert S. Yorgensen, President of STR Solar. “Looking forward, the resin surcharge we previously announced will lower gross margin percentages, but will assist us in sustaining our gross profit dollars.”

Quality Assurance Segment

For the first quarter of 2011, Quality Assurance (QA) net sales were $25.0 million exceeding the high end of guidance and about equal to a year ago. Net sales for responsible sourcing services and testing and inspection in the Asia Pacific region were stronger than expected. The Company continues to expect moderate growth in its QA business this year.

As expected, QA gross margin declined to 20.6% from 27.0% in the first quarter of 2010, which is seasonally the slowest quarter of the year. This decline was the result of an unfavorable mix shift from product testing to inspection and auditing net sales, which has higher incremental labor and travel expense. The Company expects QA gross margins to improve as the business enters the strongest part of the year, driven by the retail buying cycle.

Mr. Jilot stated, “I am absolutely delighted with our Quality Assurance team’s persistence over this past year while operating in a difficult retail environment, and to begin 2011 ahead of our guidance is encouraging.”

Consolidated Financial Results

Consolidated net sales for the quarter ended March 31, 2011, rose 16.5% to $92.9 million, compared with $79.8 million in the first quarter of 2010.

First quarter 2011 consolidated gross profit rose 11.1% to $33.4 million, compared with $30.1 million in the first quarter of 2010.  Gross margin of 36.0% was down 176 basis points from the prior year’s corresponding period, mainly due to the decline in QA gross margin as described above.

Selling, general and administrative (SG&A) expense for the first quarter ended March 31, 2011, was $14.6 million, flat on a sequential basis, as strong expense control at Corporate and in the QA segment was offset by ongoing legal expenses associated with the JPS litigation.  SG&A declined by $1.4 million compared to the first quarter of 2010 due to a decrease in stock-based compensation expense, partially offset by the higher legal costs for the JPS matter.

Operating income for the first quarter of 2011 increased 32.1% to $18.5 million compared to $14.0 million in 2010.

Net earnings for the first quarter of 2011 rose 39.7% to $10.8 million or $0.26 on a diluted EPS basis. This compared with net earnings of $7.8 million, or $0.19 per diluted share, for the first quarter of 2010.

Non-GAAP net earnings, which exclude the tax-effected impact of intangible asset amortization expense, non-cash stock-based compensation, amortization of deferred financing costs and secondary offering expense, for the first quarter of 2011 amounted to $13.9 million, or $0.33 per diluted share. This compared with non-GAAP net earnings of $12.7 million, or $0.31 per diluted share, for the first quarter of 2010. Non-GAAP EPS was negatively impacted by the delayed revenue recognition as discussed above.

Consolidated Balance Sheet Results

During the first quarter of 2011, operating cash flow was negative $1.9 million. The quarter-end cash balance was $101.2 million. The uncharacteristic operating cash flow amount was the result of an intentional build of raw material inventory and timing associated with larger-than-usual tax payments. The Company expects to return to its normal historical pattern of strong operating cash flow generation during the balance of the year.

“Our balance sheet remains strong after another quarter of solid results,” said Barry A. Morris, STR’s Executive Vice President and Chief Financial Officer. “We continue to proactively increase our raw material inventory to support our growth and mitigate input cost inflation.  With our demonstrated ability to generate cash, a $20 million line of credit and a low capital-intensity business model, we are well-positioned to fund our growth.”

Business Outlook

Based on the above, the Company today provided guidance for the second quarter and reaffirmed its full-year 2011 guidance as follows:

Amounts in millions, except per share amounts

Quarter ending June 30, 2011	Low	High
Solar net sales	$74	$78
Quality Assurance net sales	30	32
Total net sales	$104	$110

Diluted non-GAAP EPS	$0.38	$0.42

Year ending December 31, 2011	Low	High
Solar net sales	$320	$340
Quality Assurance net sales	120	123
Total net sales	$440	$463

Diluted non-GAAP EPS	$1.63	$1.71

First Quarter Conference Call and Presentation

The Company will discuss its financial results and guidance in a conference call today at 4:30 p.m. ET.  A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strholdings.com. Investors accessing the live call by phone from the U.S. should dial 866-383-8008 and enter passcode: 95516468.  Those calling from outside the U.S. should dial 617-597-5341 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Wednesday, May 11, 2011 by dialing 888-286-8010 from the U.S., or 617-801-6888 from international locations, and entering passcode: 51497503. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a leading global provider of high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s leading providers of consumer product quality assurance testing, audit, inspection and responsible sourcing services, which help ensure that suppliers and retailers have the highest level of confidence in the quality and safety of their products and in the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) rising commodity costs, such as resin or paper used in its encapsulants, and its ability to successfully manage any increases in these commodity costs; (ii) the Company’s dependence on a limited number of third party suppliers for raw materials for its encapsulants and materials used in its processes; (iii) demand for solar energy in general and solar modules in particular; (iv) the timing and effects of the implementation of recently announced government incentives and policies for renewable energy, primarily in China and the United States; (v) the effects of the announced reductions to solar incentives in Germany and Italy; (vi) customer concentration in the Company’s Solar business and its relationships with key customers; (vii) the Company’s ability to protect its intellectual property; (viii) pricing pressures and other competitive factors; (ix) operating new manufacturing facilities and increasing production capacity at existing facilities; (x) the Company’s reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xi) potential product performance matters, product liability or professional liability claims and its ability to manage them; (xii) loss of professional accreditations and memberships; (xiii) the extent and duration of the current downturn in the global economy, including the timing of expected economic recovery in the United States and abroad and the continuing effects of the ongoing recession on sales; (xiv) the impact negative credit markets may have on the Company or its customers or suppliers; (xv) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xvi) maintaining sufficient liquidity in order to fund future profitable growth and long-term vitality; (xvii) the extent to which the Company may be required to write off accounts receivable or inventory; (xviii) outcomes of litigation and regulatory actions; and (xix) other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in the Company’s filings which are available on www.sec.gov or www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 758-7325

joseph.radziewicz@strus.com

or

ICR, Inc.

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

(310) 954-1123

Gary.Dvorchak@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)

Net sales - Solar	$67,978	$54,811
Net sales - Quality Assurance	24,959	24,962
Total net sales	92,937	79,773

Cost of sales - Solar	39,693	31,454
Cost of sales - Quality Assurance	19,824	18,228
Total cost of sales	59,517	49,682

Gross profit	33,420	30,091

Selling, general and administrative expenses	14,556	15,969
Bad debt expense	323	109
Loss (earnings) on equity-method investments	5	(19)

Operating income	18,536	14,032

Other expense	(2,486)	(3,030)
Earnings before income tax expense	16,050	11,002
Income tax expense	5,210	3,242
Net earnings	$10,840	$7,760

Basic and diluted earnings per share:
Basic	$0.27	$0.19
Diluted	$0.26	$0.19

* Non-GAAP earnings per share:
Basic	$0.34	$0.32
Diluted	$0.33	$0.31

Weighted-average common shares outstanding:
Basic	40,799,394	40,190,769
add: dilutive effect of stock options	915,518	705,084
add: dilutive effect of restricted common stock	487,260	802,996
Diluted	42,202,172	41,698,849

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	March 31, 2011	December 31, 2010
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$101,227	$106,630
Accounts receivable, net	46,701	43,308
Inventories	41,158	31,452
Other current assets	13,227	14,139
Total current assets	202,313	195,529

Property, plant and equipment, net	77,104	73,259
Intangible assets, net	425,143	428,019
Other noncurrent assets	6,148	6,039
Total assets	$710,708	$702,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,850	$1,850
Other current liabilities	42,054	49,615
Total current liabilities	43,904	51,465

Long-term debt, less current portion	236,212	236,675
Other long-term liabilities	87,856	86,666
Total liabilities	367,972	374,806

STOCKHOLDERS’ EQUITY
Stockholders’ equity	342,736	328,040
Total liabilities and stockholders’ equity	$710,708	$702,846

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net earnings	$10,840	$7,760
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities
Depreciation	3,553	2,882
Amortization of intangibles	2,876	2,876
Amortization of deferred financing costs	332	332
Stock-based compensation expense	1,271	3,791
Unrealized gain on interest rate swap	—	(1,216)
Loss (earnings) on equity-method investments	5	(19)
Loss (gain) on disposal of property, plant and equipment	1	(1)
Provision for bad debt expense	323	109
Provision for inventory	(427)	—
Provision for deferred taxes	64	1,047
Changes in operating assets and liabilities	(20,764)	(4,319)
Net cash (used in) provided by operating activities	(1,926)	13,242

INVESTING ACTIVITIES	(5,766)	(3,137)

FINANCING ACTIVITIES	99	(1,644)

Effect of exchange rate changes on cash	2,190	(1,350)
Net (decrease) increase in cash and cash equivalents	(5,403)	7,111
Cash and cash equivalents, Beginning of period	106,630	69,149
Cash and cash equivalents, End of period	$101,227	$76,260

* Free cash flow	$(7,692)	$10,093

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)
Non-GAAP Earnings Per Share
Net earnings	$10,840	$7,760
Add:
Amortization of intangibles	2,876	2,876
Amortization of deferred financing costs	332	332
Stock-based compensation expense	1,271	3,791
Secondary offering expense	—	193
Tax effect of non-GAAP adjustments	(1,468)	(2,224)
Non-GAAP net earnings	$13,851	$12,728

Non-GAAP earnings per share:
Basic	$0.34	$0.32
Diluted	$0.33	$0.31

Weighted-average common shares outstanding:
Basic	40,799,394	40,190,769
add: dilutive effect of stock options	915,518	705,084
add: dilutive effect of restricted common stock	487,260	802,996
Diluted	42,202,172	41,698,849

	Three Months Ended
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations	$(1,926)	$13,242
Less:
Capital expenditures	(5,766)	(3,149)
Free cash flow	$(7,692)	$10,093

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses two non-GAAP financial measures called non-GAAP earnings per share (EPS) and free cash flow. The Company defines non-GAAP EPS as net earnings not including the tax effected impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense and secondary offering expense divided by the weighted-average common shares outstanding. It should be noted that diluted weighted-average common shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS. Free cash flow is defined as cash flow from operations less capital expenditures. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.

Management believes that non-GAAP EPS provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with its peers. Limitations of using non-GAAP EPS is that it does not reflect actual operating performance as it excludes certain material expenses as noted above. Because of these limitations, management does not view non-GAAP EPS in isolation and also uses other measures, such as net earnings, net sales, gross margin and operating income, to measure operating performance.

The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. A limitation of using free cash flow versus the GAAP measure of cash provided by operating activities as a means for evaluating our business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period.